Exhibit 99.1

News Release

For Immediate Release

Media Contact:	Investor Contact:

Fred Ferguson	Shelly Hubbard
Phone: 571-343-7006	Phone: 612-518-5406
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces Record FY22 First Quarter Financial Results

Total Sales Increase 38% to $663 Million; Shooting Sports Sales Up 39%; Outdoor Products Sales Up 38%

Delivers Record EBIT of $144 Million and EBITDA Margin of 24%

Record GAAP EPS of $1.71 and Adjusted EPS of $1.74

Bushnell Golf Signs Exclusive Domestic Partnership with Foresight Sports;
Enters Consumer Launch Monitor and Simulation Market

Anoka, MN, July 29, 2021 — Vista Outdoor Inc. (NYSE: VSTO), a leading global designer, manufacturer and marketer of products in the outdoor sports and recreation markets, today reported financial results for the first quarter of its Fiscal Year 2022 (FY22), which ended on June 27, 2021.

“Fiscal year 2022 is off to a terrific start with our fourth consecutive quarter of record performance due to strong demand, great execution and a powerhouse line up of innovative outdoor products,” said Vista Outdoor Chief Executive Officer Chris Metz. “The credit goes to our team who continues to tirelessly work towards being one of the industry's most admired companies while consistently delivering great shareholder returns.

"We are successfully executing on our value creation framework and deploying the levers of organic growth, innovation and select acquisitions. We are driving organic growth through new product development across our family of brands. We increased R&D investment by 17 percent to accelerate the pipeline of innovative gear in high demand as more consumers are recreating outdoors. We entered the golf simulation market through an exclusive domestic partnership with Foresight Sports, the leader in golf launch monitor technology, and can't wait to introduce our new Launch Pro this Fall. And, we closed and integrated two exciting acquisitions in high growth segments playing to key market trends. The premium e-Bike brand, QuietKat, and the female, hunt-inspired apparel brand, Venor, joined the Vista Outdoor family of brands during the first quarter," concluded Metz.

For the three months ended June 27, 2021 versus the three months ended June 28, 2020:

•Sales increased 38 percent to $663 million

•Gross profit rose 93 percent to $241 million and gross profit margin improved by 1025 bps

•Operating expenses were 15 percent of sales and improved by 139 bps. Adjusted operating expenses were 15 percent of sales and improved by 163 bps.

•Earnings before interest and taxes (EBIT) increased to $144 million, from $48 million. Adjusted EBIT increased to $146 million, from $48 million.

•Interest expense decreased 12 percent to $6 million.

•Fully Diluted Earnings per Share (EPS) was $1.71, compared with $0.69. Adjusted EPS was $1.74, compared with $0.51.

•Cash flow provided by operating activities was $29 million, compared with cash provided of $77 million. Free cash flow generation was $36 million, compared with $73 million.

For the three months ended June 27, 2021 operating segment results versus the three months ended June 28, 2020:

Shooting Sports

•Sales rose 39 percent to $463 million, driven by 39 percent growth in ammunition and 37 percent growth in our hunting and shooting category.

•Gross profit increased 115 percent to $181 million. Margin acceleration was the result of operating leverage, mix, and price.

•EBIT increased 160 percent to $142 million. EBIT Margin improved by 1426 bps to 31 percent from 16 percent.

Outdoor Products

•Sales were up 38 percent to $200 million, driven by strong double-digit growth across all categories.
•Gross profit increased 48 percent to $61 million, due to higher volume and higher margin product mix, partially offset by higher logistics costs. Gross profit margin was 30.3%, up 212 bps.

•EBIT increased 125 percent to $26 million. EBIT Margin improved by 505 bps to 13 percent from 8 percent.

Please see the tables in the press release for a reconciliation of non-GAAP adjusted gross profit, EBIT, taxes, earnings per share, and free cash flow to the comparable GAAP measures.

Outlook for Fiscal Year 2022 Second Quarter

“Our first quarter results exceeded our expectations in terms of sales and profit growth across both segments,” said Sudhanshu Priyadarshi, Chief Financial Officer of Vista Outdoor. “Sales increased 38 percent and we drove record profitability in the first quarter with adjusted EBITDA margins of 24.4 percent. As part of our disciplined capital allocation strategy, we repurchased 1.2 million shares. With strong performance and a low leverage ratio of 0.7 times, we have significant financial flexibility to continue to invest in the future growth of our brands and make strategic acquisitions in the outdoor space.

"Vista Outdoor is well positioned to enhance stakeholder value. Our financial strength, portfolio of leading brands, and favorable consumer trends position Vista Outdoor incredibly well for the long term," concluded Priyadarshi.

Based on results to date and the current market environment, Vista Outdoor's outlook for second quarter Fiscal Year 2022 is as follows, which includes the recent acquisitions of QuietKat and Venor as well as HEVI-Shot and Remington:

•Sales in a range of $710 million to $730 million, compared with $575 million in the prior year quarter.
•Earnings per Share in a range of $1.70 to $1.80, compared with $1.10 of adjusted EPS in the prior year quarter.

Vista Outdoor is updating the following assumptions for Fiscal Year 2022 on a full-year basis:

•Tax rate is expected to be in the mid 20 percent range
•Interest expense is expected to be in line with prior year adjusted interest expense

•Capital expenditures are expected to be approximately 30 percent higher than FY21
•R&D expenses are expected to be approximately 25 percent higher than FY21

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its first quarter FY22 financial results and outlook on July 29, 2021, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations". For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number is 719-457-0820, and the confirmation code is 8590251.

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with GAAP, we are providing the information below on a non-GAAP basis, including adjusted gross profit, adjusted operating expenses, adjusted earnings before interest and tax (EBIT), adjusted taxes, adjusted net income, and adjusted fully diluted earnings per share (EPS). Vista Outdoor defines these measures as, gross profit, operating expenses, EBIT, taxes, net income, and EPS excluding, where applicable, the impact of costs incurred for inventory step-up expense, transaction costs, transition costs, post-acquisition compensation, and tax valuation allowance. Vista Outdoor management is presenting these measures so a reader may compare gross profit, operating expenses, EBIT, taxes, net income, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the Company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Three months ended June 27, 2021
(in thousands)
	Gross Profit	Operating Expenses	EBIT	Taxes	Net Income	EPS
As reported	$241,427	$97,771	$143,656	$(35,253)	$102,725	$1.71
Inventory step-up expense	384	—	384	(96)	288	—
Transaction cost	—	(949)	949	(61)	888	0.01
Transition costs	—	(99)	99	(25)	74	—
Post-acquisition compensation	—	(546)	546	—	546	0.01
As adjusted	$241,811	$96,177	$145,634	$(35,435)	$104,521	$1.74

Three months ended June 28, 2020
(in thousands)
	Gross Profit	Operating Expenses	EBIT	Taxes	Net Income	EPS
As reported	$125,368	$77,325	$48,043	$(1,149)	$40,476	$0.69
Tax valuation allowance	—	—	—	(10,396)	(10,396)	(0.18)
As adjusted	$125,368	$77,325	$48,043	$(11,545)	$30,080	$0.51

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended June 27, 2021 and June 28, 2020. EPS amounts may not foot due to rounding.

Three months ended June 27, 2021:

During the three months ended June 27, 2021, we incurred cost of goods sold related to the fair value step-up in inventory allocated from the HEVI-Shot acquisition purchase price. Given the infrequent and unique nature of this acquisition, the company believes these costs are not indicative of ongoing operations. The tax effect of the amortization expense that is deductible for tax was calculated based on a blended statutory rate of approximately 25 percent.

During the three months ended June 27, 2021, we incurred transaction costs associated with possible and actual transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company believes these costs are not indicative of ongoing operations of the company. A portion of the transaction costs is not deductible for tax, therefore this was calculated based on a statutory rate of 6 percent.

During the three months ended June 27, 2021, we incurred transition costs for the Remington, HEVI-Shot, QuietKat and Venor business to integrate the business into the company such as severance, retention, professional fees and travel costs. Given the infrequent and unique nature of this acquisition, the company believes these costs are not indicative of ongoing operations. The tax effect of the transition costs that are deductible for tax was calculated based on a blended statutory rate of approximately 25 percent.

During the three months ended June 27, 2021, we incurred post-acquisition compensation expense related to the QuietKat acquisition. Given the infrequent and unique nature of this acquisition, the company believes these costs are not indicative of ongoing operations. The post-acquisition compensation is not deductible for tax, therefore this was calculated based on a statutory rate of 0 percent.

As noted above, our reported tax expense of $35,253 results in a tax rate of 25.5 percent and our adjusted tax expense of $35,435 results in an adjusted tax rate of 25.3 percent.

Three months ended June 28, 2020:

During the three months ended June 28, 2020, we recorded a tax valuation allowance of $10.4 million to recognize the utilization of available tax assets to offset otherwise payable taxes. The tax assets arise from tax losses and other tax attributes that could not be realized in the contemporaneous period. The company began FY21 with $38 million of tax-effected operating loss, credits and interest deduction carry forwards that can be used to reduce cash taxes as qualifying taxable income is generated over the remainder of FY21 and into the future. Given the infrequent and unique nature of this tax valuation allowance, we do not believe the $10.4 million reduction in tax expense related to the tax valuation allowance of the deferred tax assets is indicative of operations of the company.

Free Cash Flow
Free cash flow is defined as cash provided by operating activities less capital expenditures, and excluding the following costs which have been adjusted for applicable tax amounts: inventory step-up, transaction and transition costs paid to date, and pre-paid post-acquisition compensation. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

	Three months ended
(in thousands)	June 27, 2021	June 28, 2020
Cash provided by operating activities	$28,772	$77,363
Capital Expenditures	(6,876)	(4,472)
Inventory step-up expense	(96)	—
Transaction costs	888	—
Transition costs	74	—
Post-acquisition compensation	13,000	—
Free cash flow	$35,762	$72,891

EBITDA Margin
EBITDA margin is defined as EBITDA (earnings before interest, taxation, depreciation and amortization) divided by net sales. Vista Outdoor management believes EBITDA margin provides investors with an important perspective on the Company's core profitability and helps investors analyze underlying trends in the Company's business and evaluate its performance on an absolute basis and relative to its peers. EBITDA margin should be considered in addition to, and not as a substitute for, GAAP net profit margin. Vista Outdoor’s definition may differ from that used by other companies.

Vista Outdoor has not reconciled EBITDA margin guidance to GAAP net profit margin guidance because Vista Outdoor does not provide guidance for net income, which is a reconciling item between GAAP net profit margin and non-GAAP EBITDA margin. Accordingly, a reconciliation to net profit margin is not available without unreasonable effort.

About Vista Outdoor Inc.
Vista Outdoor is a leading global designer, manufacturer, and marketer of outdoor recreation and shooting sports products. We operate through two reportable segments: Shooting Sports and Outdoor Products. Together, our segments serve the outdoor sports and recreation markets through a diverse portfolio of well-recognized brands that provide consumers with a wide range of performance-driven, high-quality and innovative products. Brands include Remington Ammunition, Bushnell, CamelBak, Bushnell Golf, Bell Helmets, Camp Chef, Giro, QuietKat, Federal Ammunition and more. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. For news and information, visit our website or investor relations page and follow us on Twitter.

Forward-Looking Statements
Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: impacts from the COVID-19 pandemic on Vista Outdoor’s operations, the operations of our customers and suppliers and general economic conditions; general economic and business conditions in the United States and Vista Outdoor’s other markets outside the United States, including conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us and boycotts; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with diversification into new international and commercial markets including regulatory compliance; changes in the current tariff structures; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state ammunition regulations; Vista Outdoor’s ability to realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. You are cautioned not to place undue reliance on any forward-looking statements we make. Vista Outdoor undertakes no obligation to update any forward-looking statements except as otherwise required by law. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(preliminary and unaudited)

	Three months ended
(Amounts in thousands except per share data)	June 27, 2021	June 28, 2020
Sales, net	$662,912	$479,140
Cost of sales	421,485	353,772
Gross profit	241,427	125,368
Operating expenses:
Research and development	5,868	5,010
Selling, general, and administrative	91,903	72,315
Earnings before interest and income taxes	143,656	48,043
Interest expense, net	(5,678)	(6,418)
Earnings before income taxes	137,978	41,625
Income tax provision	(35,253)	(1,149)
Net income	$102,725	$40,476
Earnings per common share:
Basic	$1.77	$0.70
Diluted	$1.71	$0.69
Weighted-average number of common shares outstanding:
Basic	58,123	58,057
Diluted	59,947	58,957

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	June 27, 2021	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$208,670	$243,265
Net receivables	357,334	301,575
Net inventories	505,077	454,504
Income tax receivable	4,324	37,870
Other current assets	44,614	27,018
Total current assets	1,120,019	1,064,232
Net property, plant, and equipment	192,465	197,531
Operating lease assets	74,541	72,400
Goodwill	97,773	86,082
Net intangible assets	329,649	314,955
Deferred charges and other non-current assets, net	37,356	29,739
Total assets	$1,851,803	$1,764,939
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$169,459	$163,839
Accrued compensation	40,724	63,318
Federal excise, use, and other taxes	26,651	23,092
Other current liabilities	127,549	120,568
Total current liabilities	364,383	370,817
Long-term debt	495,701	495,564
Deferred income tax liabilities	12,869	8,235
Long-term operating lease liabilities	79,123	77,375
Accrued pension and postemployment benefits	31,177	33,503
Other long-term liabilities	67,871	42,448
Total liabilities	1,051,124	1,027,942

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 57,538,158 shares as of June 27, 2021 and 58,561,016 shares as of March 31, 2021	575	585
Additional paid-in capital	1,727,204	1,731,479
Accumulated deficit	(591,311)	(694,036)
Accumulated other comprehensive loss	(82,200)	(83,195)
Common stock in treasury, at cost — 6,426,281 shares held as of June 27, 2021 and 5,403,423 shares held as of March 31, 2021	(253,589)	(217,836)
Total stockholders' equity	800,679	736,997
Total liabilities and stockholders' equity	$1,851,803	$1,764,939

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Three months ended
(Amounts in thousands)	June 27, 2021	June 28, 2020
Operating Activities:
Net income	$102,725	$40,476
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	11,247	11,533
Amortization of intangible assets	4,998	4,953
Amortization of deferred financing costs	347	377
Deferred income taxes	312	(94)
(Gain)/loss on disposal of property, plant, and equipment	(3)	195
Share-based compensation	7,038	4,404
Changes in assets and liabilities:
Net receivables	(54,919)	(10,986)
Net inventories	(47,925)	(761)
Accounts payable	6,188	26,526
Accrued compensation	(22,813)	(11,820)
Accrued income taxes	36,236	982
Federal excise, use, and other taxes	3,522	1,180
Pension and other postretirement benefits	(1,363)	(6,894)
Other assets and liabilities	(16,818)	17,292
Cash provided by operating activities	28,772	77,363
Investing Activities:
Capital expenditures	(6,876)	(4,472)
Acquisition of businesses, net of cash received	(8,488)	—
Proceeds from the disposition of property, plant, and equipment	6	20
Cash used for investing activities	(15,358)	(4,452)
Financing Activities:
Borrowings on lines of credit	—	9,076
Payments on lines of credit	—	(77,332)
Payments made for debt issuance costs	(955)	—
Purchase of treasury shares	(44,232)	—
Proceeds from exercise of stock options	197	—
Payment of employee taxes related to vested stock awards	(3,018)	(100)
Cash used for financing activities	(48,008)	(68,356)
Effect of foreign exchange rate fluctuations on cash	(1)	129
(Decrease)/increase in cash and cash equivalents	(34,595)	4,684
Cash and cash equivalents at beginning of period	243,265	31,375
Cash and cash equivalents at end of period	$208,670	$36,059